Exhibit 24b1

                                POWER OF ATTORNEY

         The undersigned, acting in the capacity stated with his name below, hereby constitutes and appoints MARK A. ROCHE, EDWARD P. SMITH and A. ROBERT COLBY, and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacity indicated below (a) the Registration Statement on Form S-8 of the Fortune Brands Hourly Employee Retirement Savings Plan and (b) any and all amendments and supplements thereto.



      Signature                         Title                         Date

 /s/ Norman H. Wesley
--------------------------      Chairman, MasterBrand           January 20, 2000
   Norman H. Wesley           Industries, Inc. Retirement Plan
                                 Investment Committee